EXHIBIT 5(a)
                   von Briesen, Purtell & Roper, S.C.
                               Attorneys at Law

First National Bank Building
Suite 1000
735 North Water Street
P. O. Box 3262
Milwaukee, Wisconsin 53201-3262

Telephone 414-273-7000
Facsimile 414-273-7897

October 18, 20001


VIA FACSIMILE
AND U.S. MAIL

The Board of Directors
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI  53403-2552

Gentlemen:

This firm is counsel for Modine Manufacturing Company (the "Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated October 18, 2000, relating to the registration of 50,000 shares of the Company's common stock, $0.625 par value per share (the "Shares"), to be offered and sold pursuant to the Modine Manufacturing Company Contributory Employee Stock Ownership Plan for Hourly-Rate Union Employees.

As counsel, we are familiar with the action taken by the Company in connection with the authorization of the Shares. We have examined such records and other documents as we have deemed necessary for the opinion hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares, described in the Registration Statement, will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b), of the Wisconsin Statutes, which provides, in part, that shareholders of a Wisconsin corporation are personally liable to an amount equal to the par value of shares owned by them for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

s/von Brisen, Purtell & Roper, s.c.
von BRIESEN, PURTELL & ROPER, s.c.
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